Exhibit 99.1

Press Release

First Foundation and Pacific Rim Bank Complete Merger Transaction

IRVINE, CA and HONOLULU, HI – June 16th 2015 – First Foundation Inc. (NASDAQ: FFWM), a financial services company that provides investment management, wealth planning, consulting, trust, and banking services primarily to high-net-worth individuals and businesses (“FFI”), and Pacific Rim Bank, a full-service community bank located in Honolulu, Hawaii, today jointly announced the completion of the merger of Pacific Rim Bank with and into First Foundation Bank, a wholly owned subsidiary of First Foundation Inc.

Pacific Rim Bank will assume the First Foundation Bank name.  FFI is now a financial services firm spanning eight geographic regions in Hawaii, California, and Nevada.

“We are thrilled to announce the completion of the merger between our two firms,” said Scott F. Kavanaugh, CEO, First Foundation Inc. “This merger made sense to us given how closely Pacific Rim Bank’s client service model mirrors our own, with an emphasis on personal service and involvement in the community.”

First Foundation Bank offers its clients a high-touch, comprehensive platform of bank, trust, and wealth management solutions.  The merger will expand these resources to the people and businesses in Hawaii offering our integrated wealth management, trust, and insurance services.

“Our combined geographic footprint, wide range of financial solutions, and our service-oriented approach will enable us to assist clients in Hawaii in new ways,” concludes Kavanaugh. “We will also continue to be active members of the community, supporting the individuals, the businesses and the local non-profits. We are incredibly grateful for the reception we have already received from the community and we are excited to continue to earn that goodwill every day.”

Per the terms of the merger agreement, Pacific Rim Bank shareholders are now shareholders of FFI, receiving 0.3950 of a share of FFI common stock for each of their shares of Pacific Rim Bank common stock.

About First Foundation

First Foundation, a financial institution founded in 1990, provides integrated investment management, wealth planning, consulting, trust and banking services. The Company is headquartered in Irvine, California with offices in Newport Beach, Pasadena, West Los Angeles, San Diego, Palm Desert and the Imperial Valley in California, in Las Vegas, Nevada and in Honolulu, Hawaii. For more information, please visit our website at www.ff-inc.com.

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Media Inquiries:

FF@ficommpartners.com

or

Jason Lahita, FiComm Partners

jason.lahita@ficommpartners.com

973-460-7837